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                                                                     Exhibit 23



The Board of Directors Dove Audio, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-06059) on Form S-3 and the registration statement (No. 333-06595) on Form S-8 of Dove Entertainment, Inc. of our report dated April 9, 1997, with respect to the consolidated balance sheet of Dove Entertainment, Inc. and subsidiaries as of December 31, 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years ended December 31, 1996 and 1995, which report appears in the December 31, 1996 annual report on Form 10-KSB of Dove Entertainment, Inc.



                                           /s/ KPMG Peat Marwick LLP


Los Angeles, California
January 9, 1997